Exhibit (I)

November 13, 2007

Wilshire Mutual Funds, Inc.

1299 Ocean Avenue

Santa Monica, CA 90401

Ladies and Gentlemen:

We have acted as counsel to Wilshire Mutual Funds, Inc., a Maryland corporation (the “Fund”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 32 to the Fund’s Registration Statement on Form N-1A (the “Post-Effective Amendment”), registering up to an aggregate of six hundred million (600,000,000) shares of common stock, par value $.001 per share (“Shares”), of which 80,000,000 shares have been authorized for issuance in the Wilshire Large Cap Core 130/30 Fund, a series of the Fund (the “Portfolio”), of which the Shares have been further classified and designated as Investment Class Shares and Institutional Class Shares (each a “Class”), as follows: 40,000,000 as Wilshire Large Cap Core 130/30 Fund Investment Class Shares and 40,000,000 as Wilshire Large Cap Core 130/30 Fund Institutional Class Shares, under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Articles of Incorporation of the Fund, as amended, the Amended By-Laws of the Fund, the actions of the Fund’s Board of Directors that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Directors of the Fund.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws (other than the conflict of law rules) of the State of Maryland that in our experience are normally applicable to the issuance of shares by registered investment companies organized as corporations under the laws of that state. We express no opinion with respect to any other laws.

Wilshire Mutual Funds, Inc.

November 13, 2007

Based upon and subject to the foregoing and the qualifications set forth below, and assuming that the number of Shares issued in each Class by the Portfolio does not exceed the number of Shares authorized for that Class, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Fund; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/ Vedder, Price, Kaufman & Kammholz, P.C.
VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.